Exhibit 99.1

Saia Provides April and May LTL Operating Data

JOHNS CREEK, GA. – June 2, 2026 – Saia, Inc. (Nasdaq: SAIA) is providing LTL shipment and tonnage data for the first two months of the second quarter. In April 2026, LTL shipments per workday increased 5.6%, LTL tonnage per workday increased 6.9% and LTL weight per shipment increased 1.3%, each compared to April 2025. In May 2026, LTL shipments per workday increased 3.7%, LTL tonnage per workday increased 8.4% and LTL weight per shipment increased 4.5%, each compared to May 2025.

These changes are summarized in the table below:

	April 2026 versus April 2025	May 2026 versus May 2025	Quarter to Date (QTD) 2026 versus QTD 2025
LTL Shipments per workday	5.6%	3.7%	4.6%
LTL Tonnage per workday	6.9%	8.4%	7.6%
LTL Weight per shipment	1.3%	4.5%	2.9%

Actual second quarter and annual shipments, tonnage and weight per shipment could differ materially from the data expressed in this press release, including by reason of the risk factors included in Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, and in other filings with the Securities and Exchange Commission. The information herein speaks as of the date of this press release and is subject to change. Saia is under no obligation, and expressly disclaims any obligation to update or alter such information, whether as a result of new information, future events, or otherwise, except as required by law.

Saia, Inc. (Nasdaq: SAIA) offers customers a wide range of less-than-truckload, brokered truckload, expedited transportation and other logistics services. With headquarters in Georgia, Saia LTL Freight operates 216 terminals with national service. For more information on Saia, Inc. visit the Investor Relations section at www.saia.com/about-us/investor-relations.

Cautionary Note Regarding Forward-Looking Statements

The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand the future prospects of a company and make informed investment decisions. This news release may contain these types of statements, which are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.

Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “may,” “plan,” “predict,” “believe,” “should,” “potential” and similar words or expressions are intended to identify forward-looking statements. Investors should not place undue reliance on forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements, except as required by law. All forward-looking statements reflect the present expectation of future events of our management as of the date of this news release and are subject to a number of important factors, risks, uncertainties and assumptions that could cause actual results to differ materially from those described in any forward-looking statements. These factors, risks, uncertainties and assumptions include, but are not limited to, (1) general economic conditions including downturns or inflationary periods in the business cycle; (2) operation within a highly competitive industry and the adverse impact from downward pricing pressures, including in connection with fuel surcharges, and other factors; (3) industry-wide external factors largely out of our control; (4) cost and availability of

Saia, Inc. Second Quarter LTL Operating Data

qualified drivers, dock workers, mechanics and other employees, purchased transportation and fuel; (5) inflationary increases in expenses and corresponding reductions of profitability; (6) cost and availability of diesel fuel and fuel surcharges; (7) cost and availability of insurance coverage and claims expenses and other expense volatility, including for personal injury, cargo loss and damage, workers’ compensation, employment and group health plan claims; (8) failure to successfully execute the strategy to expand our service geography; (9) unexpected liabilities resulting from the acquisition of real estate assets; (10) costs and liabilities from the disruption in or failure of our technology or equipment essential to our operations, including as a result of cyber incidents, security breaches, malware or ransomware attacks; (11) risks arising from remote work, including increased risk of related cybersecurity incidents; (12) failure to keep pace with technological developments; (13) liabilities and costs arising from the use of artificial intelligence; (14) labor relations, including the adverse impact should a portion of our workforce become unionized; (15) cost, availability and resale value of real property and revenue equipment; (16) supply chain disruption and delays on new equipment delivery; (17) changes in U.S. trade policy and the impact of tariffs; (18) capacity and highway infrastructure constraints; (19) risks arising from international business operations and relationships; (20) seasonal factors, harsh weather and disasters caused by climate change; (21) the creditworthiness of our customers and their ability to pay for services; (22) our need for capital and uncertainty of the credit markets; (23) the possibility of defaults under our debt agreements, including violation of financial covenants; (24) inaccuracies and changes to estimates and assumptions used in preparing our financial statements; (25) dependence on key employees; (26) employee turnover from changes to compensation and benefits or market factors; (27) increased costs of healthcare benefits; (28) damage to our reputation from adverse publicity, including from the use of or impact from social media; (29) failure to achieve acquisition synergies or disruption to our business due to such acquisitions; (30) the effect of litigation and class action lawsuits arising from the operation of our business, including the possibility of claims or judgments in excess of our insurance coverages or that result in increases in the cost of insurance coverage or that preclude us from obtaining adequate insurance coverage in the future; (31) the potential of higher corporate taxes and new regulations, including with respect to climate change, employment and labor law, healthcare and securities regulation; (32) unforeseen costs from new and existing data privacy laws; (33) the effect of governmental regulations, including hours of service and licensing compliance for drivers, engine emissions, the Compliance, Safety, Accountability (CSA) initiative, regulations of the Food and Drug Administration and Homeland Security, and healthcare and environmental regulations; (34) changes in accounting and financial standards or practices; (35) widespread outbreak of an illness or any other communicable disease; (36) international conflicts and geopolitical instability; (37) evolving stakeholder expectations regarding environmental and social issues; (38) government shutdown or failure to fund services; (39) provisions in our governing documents and Delaware law that may have anti-takeover effects; (40) issuances of equity that would dilute stock ownership; (41) weakness, disruption or loss of confidence in financial or credit markets; and (42) other financial, operational and legal risks and uncertainties detailed from time to time in the Company’s SEC filings.

As a result of these and other factors, no assurance can be given as to our future results and achievements. Accordingly, a forward-looking statement is neither a prediction nor a guarantee of future events or circumstances and those future events or circumstances may not occur. You should not place undue reliance on the forward-looking statements, which speak only as of the date of this news release. We are under no obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.

CONTACT:	Saia, Inc.
Matthew Batteh
Executive Vice President and Chief Financial Officer Investors@saia.com